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                                                                     Exhibit B-1

                            UNANIMOUS WRITTEN CONSENT
                        IN LIEU OF ANNUAL MEETING OF THE
                                 SHAREHOLDERS OF
                            NORTHERN UTILITIES, INC.

         The undersigned, being the sole common shareholder of Northern Utilities, Inc., a New Hampshire corporation (the "Corporation"), does hereby consent and agree to the adoption of the following resolutions pursuant to the authority of Section 293-A:8.20-23 of the New Hampshire Business Corporation Act, in lieu of holding a meeting of the shareholders of the Corporation:

         VOTED: That the By-Laws of the Company be and hereby are amended to change the number of Directors in paragraph one of Article II from "not less than three nor more than nine" to "not less than two nor more than nine."

         IN WITNESS WHEREOF, the sole Shareholder of the Company has executed this unanimous consent effective as of April 9, 2003.

                                 Bay State Gas Company

                                 /s/ Robert C. Skaggs, Jr.
                                 Robert C. Skaggs, Jr.
                                 President

                                 Being the sole shareholder of the Corporation